Exhibit 99.1

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 x 304

Email: hptg@crescendo-ir.com

HydroPhi Technologies Group, Inc. Completes $700,000 Financing

Atlanta, GA – July 30, 2014 – HydroPhi Technologies Group, Inc. (OTCQB: HPTG) (“HydroPhi”), a developer of water-based, clean energy technology that delivers improved fuel economy and reduced greenhouse gas emissions, today announced it has additional financing for net proceeds of $700,000 with its current institutional investor.

Roger M. Slotkin, CEO of HydroPhi, stated, “We appreciate the continued support of our investors.   This financing is the second with the investor who entered into a securities purchase agreement in April 2014.  The first note in principal amount of $624,000 was for net proceeds of $600,000 completed on April 28, 2014. The current financing, which will be in two notes with principal amounts of $104,000 and $624,000, brings their total cash investment to $1.3 million, reflecting an OID of approximately 4%. We received the proceeds of $100,000 from the first note on July 29, 2014 and will receive the proceeds of $600,000 from the second note within ten trading days.  This latest capital amount further strengthens our balance sheet and provides us the working capital to accelerate our plans for commercialization.  We are making progress in both Latin America and Eastern Europe where we believe the value proposition of our HydroPlant™ is even greater due to increasing environmental restrictions and the average age of truck fleets, which improves the fuel savings and return on investment of our system for fleet operators.”

Additional information about the company’s financing is available on its Form 8-K filed with the Securities & Exchange Commission on July 30, 2014.

About HydroPhi

HydroPhi Technologies Group, Inc. (HPTG) is a developer of water-based hydrogen fuel production systems. The Company’s technology isn’t a fuel cell, nor is it a hydrogen alternative to traditional hydrocarbon fuels. The system utilizes distilled water for the production of hydrogen and oxygen, which is then injected into the air intake of an engine utilizing carbon-based fuels such as diesel, unleaded gasoline and natural gas. HPTG’s technology, (HydroPlant™) has been company tested with resulting reduced vehicle operating costs by improved fuel efficiency up to 20%, while lowering greenhouse gas emissions up to 70%. By using an on-board, on-demand electrolysis system to separate hydrogen and oxygen from water, the technology eliminates the need for high-pressure hydrogen storage or hazardous chemicals while producing a stable, inexpensive alternative fuel source. By offering a real-

time monitoring system as part of a hydrogen fuel solution with retrofit capability into standard vehicle engines, HPTG provides fuel efficiency to a potentially broad spectrum of users, including logistics, trucking, heavy equipment, marine and agriculture. Additional information about the Company and the technology is available at: www.hydrophi.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

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